EXHIBIT 10(g)

Acxiom Corporation

FY2010 Executive Officer Leadership Cash Incentive Plan

Part One

1.1 Base Compensation

Base compensation represents salary that is paid semi-monthly.

1.2 Variable Compensation

A variable compensation opportunity reflecting a designated percentage of base pay is available through attainment of Company revenue, operating income and free cash flow to equity targets. Certain plan participants may have a percentage of their total opportunity tied to individual financial objectives. The Company may also establish new targets or change existing targets as it deems necessary. Payment will be made within 90 days of the end of the fiscal year, subject to completion of the annual audit.

1.3 Funding

Funding of the Company variable compensation opportunity begins after the threshold operating income target is met. The maximum payment at the threshold target is 90% of opportunity. Additional funding beyond the 90% payment is contingent upon meeting operating income targets beyond the threshold target. The maximum payment under the plan is 200% of opportunity, provided the maximum targets are met for revenue, operating income and free cash flow to equity.

Part Two

2.1 Terms & Conditions

•	This plan is for FY2010 only. Provisions may or may not carry over to the next year.
•	This plan does not alter an associate’s at-will status, nor does it create, imply or mean to imply a term of employment or a contract for continued employment.
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The version of this plan posted online on the Associate Resource Center will be used as the controlling document. It is the associate’s responsibility to review revisions announced in writing and subsequently posted on the Associate Resource Center.

•	Payments are contingent upon employment with the Company on the date of payment, unless otherwise specified by law.
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Leaders new to the plan before January 1, 2010 are eligible to participate in the plan beginning with the next full month after their leadership appointment and are eligible to receive a prorated payout for that quarter.

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For current leaders, the variable opportunity will be calculated based on base pay as of April 1, 2009. In the event base pay is adjusted in the first half of the fiscal year, variable opportunity will be recalculated and pro-rated for the remainder of the fiscal year.

•	In the event of retirement, layoff, or death, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period.
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Leaders on an approved leave of absence (STD, FMLA, military, jury, or approved unpaid leave) are eligible to participate if they worked any portion of the plan period, and are eligible to receive a prorated payout based on the actual time worked.

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The plan is administered by the Corporate Internal Compensation Committee based upon the terms established by the Acxiom Board of Directors’ Compensation Committee, which is authorized to modify or discontinue the plan as it deems necessary.

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